Contacts:
At Notify Technology Corporation:
Jerry Rice, Chief Financial Officer
Phone: 408-777-7927
jerry.rice@notifycorp.com

For Immediate Release

Notify Technology Reports Results for the Fiscal Quarter Ended March 31, 2009

NotifyLink revenue increases by 28% over the same quarter in prior year.

San Jose, CA, May 15, 2009 -- Notify Technology Corporation (OTC BB: NTFY) today announced financial results for its second fiscal quarter ended March 31, 2009.

Revenue increased 28% to $1,423,570 in the three-month period ended March 31, 2009 from $1,111,789 during the same period in the prior year.  The Company had a net loss for the fiscal quarter ended March 31, 2009, of $93,238 or $0.01 per share, an improvement from a net loss of $121,028, or $0.01 per share, reported for the fiscal quarter ended March 31, 2008.

The Company’s balance sheet also grew stronger during the second fiscal quarter, with a 36% increase in cash and cash equivalents at March 31, 2009 as compared to cash and cash equivalents at September 30, 2008.  The Company’s accounts receivables balance increased 25% during that same period and deferred revenue balance at March 31, 2009 was 26% higher than the comparable balance at September 30, 2008.  Management believes that these increases signify that the Company closed new contracts during the second fiscal quarter ended march 31, 2009 at a rate faster than old contracts expired, reinforcing the growth of revenue during the period.

The cost of sales and marketing was $578,520 in the three-month period ended March 31, 2009 compared to $487,576 in the three-month period ended March 31, 2008.  The increase was primarily in salary and commission expenses for ongoing business and the launch of a new product, NotifySync, in January 2009.

The Company expended $499,846 for research and development in the three-month period ended March 31, 2009 compared to $376,490 in the three-month period ended March 31, 2008.  Virtually all the increase is due to personnel increases as the Company has invested heavily in expanding the NotifyLink product line and readying the NotifySync product line for launch in early 2009.

General and administrative costs also increased to $399,753 in the three-month period ended March 31, 2009 compared to $323,424 for the three-month period ended March 31, 2008.  The increase was largely due to non-cash expenses of $20,175 for compensation expense due to option vesting and a $20,000 increase in bad debt reserve on the balance sheet in response to higher accounts receivable levels resulting from stronger sales.

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“We were very pleased that both our domestic and international sales contributed to the 28% increase in our quarterly revenue stream over the same quarter last year”, said Paul DePond President and CEO of Notify Technology Corporation. “We are also very pleased that we were able to maintain our growth curve despite the worldwide economic uncertainty that surrounds us. We believe that our continued investment in the enhancement of our wireless products will not only provide increased value to organizations and businesses all over the world but will provide Notify with incremental revenue growth even in these tough economic times.”

About Notify Technology Corporation
Founded in 1994, Notify Technology Corporation, (OTC BB: NTFY) is an innovative software company developing mobility products for organizations of all sizes. Notify’s wireless solutions provide secure synchronized email and PIM access and management to any size organization on a variety of wireless 2-way devices and networks. Notify sells its wireless products directly and through authorized resellers internationally. The Company is headquartered in San Jose, California. For more information, visit http://www.notifycorp.com or contact 408-777-7920.

Forward-Looking Statements: This press release contains forward-looking statements related to Notify Technology Corporation that involve risks and uncertainties, including, but not limited to, statements regarding the changes in asset balances on the balance sheet, the significant of changes in the balance of deferred revenue, increases in international sales, the launch of new wireless devices and product lines and the improving performance of the Company’s wireless products.  Those statements are based on current information and expectations and there are important factors that could cause actual results to differ materially from those anticipated by such statements. These risks include, but are not limited to, Notify’s ability to deliver products and manage growth, its ability to continue to improve its existing products or develop new products or technologies, and its ability to maintain revenue growth as well as other risks.  In particular, management cannot predict future NotifyLink revenues with any accuracy and does not know whether NotifyLink revenues will continue to grow at the rates recently experienced, if at all.  Increasing NotifyLink revenues will require, among other things, continued investments in the Company’s sales and marketing organization, and Notify has limited available cash resources to make these investments.  These forward-looking statements are made in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  For further information about these factors that could affect Notify Technology's future results, please see the Company’s filings with the Securities and Exchange Commission.  Prospective investors are cautioned that forward-looking statements are not guarantees of performance.  Actual results may differ materially from management’s expectations.

(Financial Tables Follow)

NOTIFY TECHNOLOGY CORPORATION
CONDENSED STATEMENTS OF OPERATIONS

	Three-Month Periods		Six-Month Periods
	Ended March 31,		Ended March 31,
	2009	2008	2009	2008
Revenue:
Product revenue	$1,423,570	$1,111,789	$2,772,831	$2,186,643
Total revenue	1,423,570	1,111,789	2,772,831	2,186,643

Cost of revenue:
Product cost	3,360	3,785	8,620	8,865
Royalty payments	35,959	45,566	70,147	74,637
Total cost of revenue	39,319	49,351	78,767	83,502
Gross profit	1,384,251	1,062,438	2,694,064	2,103,141

Operating expenses:
Research and development	499,846	376,490	979,761	772,172
Sales and marketing	578,520	487,576	1,140,770	901,782
General and administrative	399,753	323,424	729,673	646,780
Total operating expenses	1,478,119	1,187,490	2,850,204	2,320,734

Loss from operations	(93,868)	(125,052)	(156,140)	(217,593)

Other interest (expense), net	630	4,024	2,251	3,864

Net loss	$(93,238)	$(121,028)	$(153,889)	$(213,729)

Basic net loss per share	$(0.01)	$(0.01)	$(0.01)	$(0.02)

Basic weighted average shares outstanding	14,075,662	14,075,662	14,075,662	14,046,336

NOTIFY TECHNOLOGY CORPORATION

Condensed Balance Sheets

	March 31,	Sept. 30,
	2009	2008
	Unaudited	Audited
Assets:
Current assets:
Cash and cash equivalents	$1,379,080	$1,010,607
Accounts receivable, net	632,908	509,735
Other assets	43,816	39,452
Total current assets	2,055,804	1,559,794
Property and equipment, net	205,859	173,224
Total assets	$2,261,663	$1,733,018
Liabilities and shareholders’ deficit
Current liabilities:
Current portion of capital lease obligation	$4,011	$4,445
Accounts payable	34,615	40,045
Accrued payroll and related liabilities	412,578	349,292
Deferred revenue	3,050,206	2,418,235
Other accrued liabilities	145,827	171,108
Total current liabilities	3,647,237	2,983,125
Long-term capital lease obligations	8,932	10,685
Total liabilities	3,656,169	2,993,810
Shareholders' deficit:
Common stock	14,076	14,076
Additional paid-in capital	23,407,570	23,387,395
Accumulated deficit	(24,816,152)	(24,662,263)
Total shareholders’ deficit	(1,394,506)	(1,260,792)
Total liabilities and shareholders' deficit	$2,261,663	$1,733,018